Exhibit 2.7

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This Amendment No. 1 to Stock Purchase Agreement (this “Amendment”) is made and entered into as of December 9, 2011, by and among FusionStorm Global Inc. (f/k/a Synergy Acquisition Corp.), a Delaware corporation (“Synergy”), Red River Computer Co., Inc., a New Hampshire corporation (the “Company”), each of the Company Shareholders and Richard A. Bolduc as representative of the Company Shareholders (the “Shareholders’ Representative”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement (as defined below).

WHEREAS, Synergy, the Company, the Company Shareholders and the Shareholders’ Representative are parties to that certain Stock Purchase Agreement, dated as of June 2, 2011 (the “Purchase Agreement”) pursuant to which Parent will acquire from the Company Shareholders all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, pursuant to Section 12.13 of the Purchase Agreement, the Parties may mutually amend any provision of the Purchase Agreement at any time prior to the Closing and such amendment shall be in writing and signed by all of the Parties; and

WHEREAS, Synergy, the Company and the Company Shareholders comprise the Parties and wish to amend the Purchase Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Amendment to Purchase Agreement. The Purchase Agreement is hereby amended as follows:

1.1     Exhibit A-1 to the Purchase Agreement is hereby deleted in its entirety and replaced with the Exhibit A-1 attached to this Amendment.

1.2     The definition of “Current Liabilities” appearing in Section 1.5.2(c)(iii) of the Purchase Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

(iii)     “Current Liabilities” shall mean and include accounts payable, current portion of the Line of Credit, amounts outstanding under the GE Financing Arrangement, accrued federal taxes on Company Shareholder distributions, accruals and other, and the current portion of long-term debt, all of which are reflected on the Company’s balance sheet (excluding any Current Liabilities constituting (x) amounts outstanding and payable, if any, under the Taylor Settlement Agreement immediately prior to the Closing, including, without limitation, the fees and expenses of legal counsel for Breck Taylor as provided thereunder, (y) any fees and expenses outstanding and payable to legal counsel for the Company or the Company Shareholders for services rendered in connection with the Taylor Matter or the Taylor Obligation, and (z) the Transaction Expenses

of the Company which shall be discharged by the Company or the Company Shareholders at or prior to the Closing as provided herein), as determined in accordance with GAAP and otherwise without regard to the transactions contemplated by this Agreement;

1.3     Article II of the Purchase Agreement is hereby amended as set forth below:

(a)     Such Article II is hereby amended by inserting the following as a new Section 2.35 captioned “Settlement Agreements and Related Matters” and renumbering Section 2.35 appearing in the Purchase Agreement immediately prior to the execution and delivery of this Amendment as Section 2.36:

2.35 Settlement Agreements and Related Matters.

        (a)     Attached hereto as Schedule 2.35 are true, correct and complete copies of the Settlement Agreement, the Oracle Settlement Agreement and the Taylor Settlement Agreement, each of which remains in full force and effect and is enforceable against each party thereto in accordance with its terms. Except as set forth in Schedule 2.35, none of the Settlement Agreement, the Oracle Settlement Agreement and the Taylor Settlement Agreement has been amended, restated, amended and restated, modified or otherwise changed in any manner since the date of the execution and delivery of such agreement.

        (b)     As of the date of this Amendment, the Company has paid and discharged in full all amounts payable by the Company pursuant to the Settlement Agreement.

        (c)     As of the date of this Amendment, the Company has paid and discharged in full all amounts payable by the Company pursuant to the Oracle Settlement Agreement.

        (d)     The Company has paid and discharged in full the Taylor Obligation prior to the date hereof.

        (e)     The Company has no obligations or liabilities to pay money to Taylor under the Taylor Settlement Agreement except with respect to the payment of certain legal fees and expenses of Breck A. Taylor pursuant to Section 4 thereof, and the Company estimates, reasonably and in good faith, that its liability for such legal fees and expenses from and after the Closing will not exceed $20,000.

(b)     All references to Section 2.35 appearing in the Purchase Agreement prior to the execution and delivery of this Amendment shall be deemed to be references to Section 2.36 from and after the execution and delivery of this Amendment.

1.5     Notwithstanding anything in the Purchase Agreement to the contrary, the Parties agree that: no Taylor Escrow shall be required or established under the Purchase Agreement or the Escrow Agreement; no Escrow Cash shall be required to be paid into any escrow under the Purchase Agreement or the Escrow Agreement; and the cash originally contemplated in the Purchase Agreement to be placed in the Taylor Escrow shall be distributed to the Company Shareholders at the Closing as contemplated under the Purchase Agreement. The Escrow Assets shall consist entirely and solely of the Escrow Shares. All provisions of the Purchase Agreement, the Escrow Agreement, and any related agreements and instruments shall be construed consistently with the foregoing.

1.6     Article XI of the Purchase Agreement is hereby amended by adding the following definitions in the appropriate place alphabetically in such Article XI.

“Settlement Agreement” means that certain Settlement Agreement, dated as of August 12, 2011, by and between the Company and the United States of America, acting through the Department of Justice on behalf of certain departments and agencies of the United States of America.

“Oracle Settlement Agreement” means that certain Confidential Settlement Agreement and Release, dated as of March 10, 2011, by and between Oracle America, Inc. and Red River Computer Co., Inc.

“Taylor Settlement Agreement” means that certain Settlement Agreement and Mutual General Release, dated as of August 25, 2011, by and among the Company, the Company Shareholders and Breck A. Taylor.

1.7     The first two sentences of Section 12.13 of the Purchase Agreement are hereby deleted in their entirety and replaced with the following:

“The Parties may mutually amend any provision of this Agreement at any time prior to the Closing, and no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties; provided, however, that Exhibit A-1 hereto may be amended by Parent and the Company from time to time to update information regarding the Company Shareholders without the consent of the other Parties.”

2.     Scope. This Amendment relates only to the specific matters expressly covered herein. In all other respects, the Purchase Agreement shall remain in full force and effect in accordance with its terms.

3.     Counterparts. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or electronic mail.

4. Governing Law.     This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

FUSIONSTORM GLOBAL INC.

By:	/s/ James L. Monroe
Name: James L. Monroe
Title: Chairman

RED RIVER COMPUTER CO., INC.

By:	/s/ Richard A. Bolduc
Name: Richard A. Bolduc
Title: Chief Executive Officer

/s/ Richard A. Bolduc
Richard A. Bolduc, in his capacity as the Shareholders’ Representative

/s/ Nicholas M. Anderle
Nicholas M. Anderle, individually and as Trustee of The Nicholas M. Anderle Revocable Trust of 2009 u/i/d/ 08/25/2009

/s/ Richard A. Bolduc
Richard A. Bolduc, individually and as Trustee of the Richard A. Bolduc Family Trust, u/i/d 01/18/1999

/s/ Richard K. Mann
Richard K. Mann, individually and as Trustee of the Richard K. Mann Revocable Trust u/i/d/ 10/10/2003